Exhibit 99.1

Company contacts:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

Steve Shattuck

Western Digital Public Relations

949.672.7817

steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL BOARD DECLARES DIVIDEND FOR

THIRD QUARTER OF FISCAL 2016

IRVINE, Calif. — Feb. 10, 2016 — Western Digital® Corp. (NASDAQ: WDC) today announced that the board of directors declared a cash dividend for the quarter ending April 1, 2016, of $0.50 per share of common stock (the “cash dividend”). The cash dividend will be paid on April 15, 2016, to the company’s stockholders of record as of April 1, 2016.

The amount of future dividends under the company’s dividend policy, and the declaration and payment thereof, will be based upon all relevant factors, including the company’s financial position, results of operations, cash flows, capital requirements and restrictions under the company’s existing credit agreement, and shall be in compliance with applicable law. The board retains the power to modify, suspend or cancel the company’s dividend policy in any manner and at any time as it may deem necessary or appropriate in the future.

About Western Digital

Founded in 1970, Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is an industry-leading developer and manufacturer of storage solutions that enable people to create, manage, experience and preserve digital content. It is a long-time innovator in the storage industry. Western Digital Corporation is responding to changing market needs by providing a full portfolio of compelling, high-quality storage products with effective technology deployment, high efficiency, flexibility and speed. Its products are marketed under the HGST and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Western Digital Board Declares Dividend for Third Quarter of Fiscal 2016

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning the company’s dividend for the third quarter of fiscal year 2016. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: volatility in global economic conditions; business conditions and growth in the storage ecosystem; pricing trends and fluctuations in average selling prices; the availability and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s most recent quarterly report on Form 10-Q filed with the SEC on Feb. 10, 2016, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD and the WD logo are registered trademarks in the U.S. and other countries. HGST trademarks are intended and authorized for use only in countries and jurisdictions in which HGST has obtained the rights to use, market and advertise the brand.